Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-124056-01 of Permian Basin Royalty Trust and Burlington Resources Inc. on Form S-3 of our reports dated March 14, 2006, relating to the financial statements of Permian Basin Royalty Trust and the Trustee’s report on the effectiveness of internal control over financial reporting of Permian Basin Royalty Trust, appearing in this Annual Report on Form 10-K of Permian Basin Royalty Trust for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 14, 2006